Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated November 30, 2010

Registration No. 333-166710

December 1, 2010

Omnicare, Inc.

Pricing Supplement

Pricing Supplement dated December 1, 2010 to Preliminary Prospectus Supplement dated November 30, 2010 of Omnicare, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information present in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	Omnicare, Inc.

Aggregate Principal Amount	$500,000,000

Over-Allotment Option	$75,000,000

Title of Security	3.75% Convertible Senior Subordinated Notes due 2025

Common Stock Symbol	“OCR”

Maturity	December 15, 2025

Coupon	3.750% per annum

New York Stock Exchange Last Reported Sale Price on December 1, 2010	$22.22 per share

Conversion Premium	23.50%

Initial Conversion Price	Approximately $27.44 per share

Initial Conversion Rate	36.4409 shares of common stock per $1,000 principal amount

Fundamental Change Put Feature	At any time prior to Maturity, upon a “fundamental change” as described in the Preliminary Prospectus Supplement, holders of the convertible notes may require the Issuer to repurchase all or a portion of the convertible notes for cash at a purchase price equal to 100% of the principal amount of the convertible notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, to the repurchase date.

Provisional Redemption	After December 15, 2018, all or a part of the convertible notes for cash at a redemption price equal to 100% of the principal amount of the convertible notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date if the closing sale price of common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on, and including, the trading day prior to the mailing of the notice of redemption.

Interest Payment Dates	June 15 and December 15 of each year, beginning on June 15, 2011

Contingent Interest	Trigger at 120%, 37.5 basis points per 6-month interest period

Underwriting Discount	2.250%. The underwriters have also agreed to reimburse the Issuer for up to $93,750 for expenses to the extent the over-allotment option is exercised.

Use of Proceeds	As set forth in the Preliminary Prospectus Supplement

Trade Date	December 1, 2010

Settlement Date	December 7, 2010 (T+4)

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	CUSIP: 681904 AN8 ISIN: US681904AN80

Form of Offering	SEC Registered (Registration No. 333-166710)

Joint Book-Running Managers	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers	Wells Fargo Securities, LLC Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. SunTrust Robinson Humphrey, Inc.

Allocation	Name	Principal Amount of Convertible Notes to be Purchased
	Barclays Capital Inc.	$175,000,000
	Goldman, Sachs & Co	150,000,000
	J.P. Morgan Securities LLC	125,000,000
	Wells Fargo Securities, LLC	20,000,000
	Mitsubishi UFJ Securities (USA), Inc.	10,000,000
	RBS Securities Inc.	10,000,000
	SunTrust Robinson Humphrey, Inc.	10,000,000

Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of convertible notes in connection with a “make-whole fundamental change” for each stock price and effective date as set forth below:

	$22.22	$25.00	$27.50	$30.00	$32.93	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00
12/7/2010	8.5636	7.0803	6.0207	5.1805	4.3975	3.9425	3.0819	2.4545	1.9805	1.6120	1.3195	1.0834	0.8904	0.5986	0.3949	0.2508
12/15/2011	8.5636	6.5250	5.5195	4.7285	3.9968	3.5741	2.7806	2.2069	1.7757	1.4420	1.1777	0.9647	0.7908	0.5284	0.3455	0.2168
12/15/2012	8.5636	5.9695	5.0133	4.2687	3.5870	3.1966	2.4710	1.9522	1.5654	1.2675	1.0323	0.8432	0.6890	0.4565	0.2948	0.1815
12/15/2013	8.5636	5.4291	4.5132	3.8098	3.1748	2.8157	2.1576	1.6951	1.3541	1.0933	0.8883	0.7237	0.5897	0.3873	0.2468	0.1485
12/15/2014	8.5636	4.9134	4.0225	3.3511	2.7573	2.4277	1.8369	1.4324	1.1396	0.9182	0.7449	0.6061	0.4930	0.3218	0.2024	0.1190
12/15/2015	8.5636	4.4187	3.5301	2.8774	2.3172	2.0150	1.4928	1.1512	0.9117	0.7338	0.5958	0.4854	0.3951	0.2574	0.1603	0.0919
12/15/2016	8.5636	3.9204	3.0010	2.3485	1.8137	1.5389	1.0943	0.8279	0.6524	0.5264	0.4297	0.3523	0.2882	0.1889	0.1171	0.0657
12/15/2017	8.5636	3.5591	2.3884	1.6976	1.1754	0.9332	0.5976	0.4368	0.3447	0.2817	0.2334	0.1938	0.1603	0.1066	0.0660	0.0356
12/15/2018	8.5636	3.5591	1.7716	0.7833	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2019	8.5636	3.5591	1.8353	0.8097	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2020	8.5636	3.5591	1.9172	0.8435	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2021	8.5636	3.5591	1.9970	0.8758	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2022	8.5636	3.7203	2.0905	0.9131	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2023	8.5636	3.9121	2.1702	0.9400	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2024	8.5636	3.9502	2.0863	0.8722	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2025	8.5636	3.5591	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•

between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	less than $22.22 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 45.0045 per $1,000 principal amount of the convertible notes, subject to adjustments in the same manner as the conversion rate.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus relating to that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-888-603-5847.